Exhibit 99.1
Gary J. Beeman Appointed CEO of GeneLink BioSciences, Inc.
Sharon M. Tahaney Appointed President of GeneWize Life Sciences, Inc.
Orlando, Florida — February 17, 2010 — GeneLink BioSciences, Inc. (OTCBB: GNLK), a leading consumer genomics, wellness, and biotechnology company (www.genelinkbio.com), is pleased to announce the appointment of Gary J. Beeman as its Chief Executive Officer and President effective February 17, 2010.
Mr. Beeman is a seasoned public and private company CEO and entrepreneur, with a proven record of achieving fast growth and profitability for early stage technology companies. Mr. Beeman brings over 30 years of experience in senior management positions growing and operating leading edge global marketing and manufacturing companies. Prior to joining GeneLink, Mr. Beeman most recently served as CEO and a founder of Bay Hill Ventures, a private capital firm. Mr. Beeman has also served as Strategic Planning advisor to the GeneLink Board of Directors and as Director of Marketing Communications for GeneWize Life Sciences, Inc. during the past two years. Mr. Beeman succeeds David L. Macdonald, GeneLink’s interim CEO, who will continue to work with GeneLink in a consulting capacity.
“I’m excited and honored to lead the GeneLink team into its next major growth and profitability phase,” said Gary Beeman, Chief Executive Officer, GeneLink BioSciences. “With the untenable crisis in healthcare costs paving the way, wellness has finally become the economic driver that it always should have been- simply because sickness is no longer affordable. GeneLink’s 16 years of genomic and nutraceutical research and product development has perfectly positioned us to lead the new era of Genetically-guided Personalized Wellness products. GeneLink is a true game-changer, and a business model that is sustainable for the long term.“

GeneWize Life Sciences, Inc., GeneLink’s direct marketing subsidiary is also pleased to announce that Sharon M. Tahaney has been named President of GeneWize, effective February 17, 2010. Ms. Tahaney had previously been the Senior Vice President of Sales and Marketing for GeneWize. In less than a year at GeneWize, Ms. Tahaney has developed and implemented the GeneWize Strategic Growth Plan including a brand lift, new pricing strategies, new marketing tools, and has taken over as the leader and face of GeneWize and its valued Affiliates.
“I am privileged to lead such an extraordinary team of Affiliates in GeneWize Life Sciences” said Ms. Tahaney. “We are on a mission that’s bigger than any one of us and requires all of us. We connect the latest in biotechnology and genetic testing to custom-blended nutrition and skin care, and we make that connection through consultative and personal selling.
Dr. Bernard Kasten, MD., GeneLink’s Executive Chairman, stated, “The GeneLink Board of Directors is very pleased with our progress and expanded vision, and we intend to continue our focus on leadership in this new era of genetically-guided health and wellness. The combination of Gary and Sharon has GeneLink and GeneWize positioned for extraordinary success.”
About GeneLink BioSciences, Inc:
GeneLink Biosciences is a genomics, biotechnology, and wellness company engaged in genetic profile development, product development, business development and support services for its subsidiaries and distribution partners. GeneLink’s patented and patent pending technologies include proprietary genetic assessments and products linked to personalized health, beauty and wellness applications. Its DNA assessments provide information that enables large-scale , personal customization of nutritional products, skincare products and health maintenance regimens genetically matched to an individual customer’s needs. For additional information, please visit www.genelinkbio.com.

About GeneWize Life Sciences, Inc.:
GeneWize is a wholly owned subsidiary of GeneLink Biosciences and is the first network sales company to focus on providing individually customized nutritional and skin care formulations based on a consumer’s personal DNA assessment. The company’s mission is to empower individuals to take personal responsibility and control of their health.
Every LifeMap Me™ custom nutritional formula and LifeMap Me™ custom skin care formula is “made exclusively” for each customer. This is a revolutionary new scientific approach to delivering products that truly address individual needs. GeneWize is committed to innovating and manufacturing the highest quality, scientifically proven health, beauty and wellness products. For additional information, please visit: www.genewize.com.
This release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in the press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. GeneLink disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

GeneLink Contact: Gary Beeman, CEO 317 Wekiva Springs Rd. Suite 200, Longwood, FL. 32779 Tel: 800-558-4363 Email: gbeeman@genelinkbio.com	GeneLink Investor Relations Contact: Tel: 407-772-7164 Email: IR@genelinkbio.com